Exhibit 4.1

VOTING AGREEMENT

THIS VOTING AGREEMENT (“Agreement”) is made as of March 30, 2021 among FERRELL COMPANIES, INC., a Kansas corporation (“FCI”), FERRELLGAS, INC., a Delaware corporation (the “Corporation”), and each of the initial Class B Holders that are deemed to have entered into this Agreement pursuant to the Confirmation Order (as defined below) as described in paragraph 10 thereof, each a beneficial owner of the 8.625% Senior Notes issued by Ferrellgas Partners, L.P., a Delaware limited partnership (“MLP”), and Ferrellgas Partners Finance Corp., a Delaware corporation and subsidiary of MLP (“FPFC”), due June 15, 2020 (the “2020 Note Claims”).

RECITALS:

A.        MLP of which the Corporation is the sole general partner, and FPFC, commenced voluntary cases under Chapter 11 of the US Bankruptcy Code on January 11, 2021 (the “Chapter 11 Cases”).

B.         In the Chapter 11 Cases, a Chapter 11 plan of reorganization (“the Plan”) has been confirmed by the order entered into on March 5, 2021 (the “Confirmation Order”) to give effect to transactions outlined in the Transaction Support Agreement dated December 10, 2020 among MLP, FPFC, certain affiliated entities and certain holders of the 2020 Note Claims.

C.         As an integral part of the Plan, MLP shall issue to the holders of the 2020 Note Claims units of limited partnership interest designated “Class B Units” (the “Class B Units”) having the rights, powers, privileges, preferences and limitations set forth in the Sixth Amended and Restated Agreement of Limited Partnership of MLP (as amended or restated, the “MLP LPA”)1 and the Fifth Amended and Restated Agreement of Limited Partnership of Ferrellgas, L.P. (“OLP”, and such limited partnership agreement, as amended or restated, the “OLP LPA”).

D.        As an integral part of the Plan, so long as any Class B Units remain outstanding, the Class B Holders shall have the right to designate an independent director to the Corporation’s Board of Directors (the “Board”), said designated independent director to have the independence qualifications set forth in the Corporation’s Second Amended and Restated Bylaws attached hereto and incorporated herein as Annex A (the “A&R Bylaws”).

E.         To give legal effect to the director designation right of the Class B Holders, FCI, as the sole stockholder of the Corporation, the Class B Holders, and the Corporation have agreed to enter into and to perform their obligations under this Agreement.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1        Unless otherwise specified, capitalized terms not defined herein have the meaning as set forth in the MLP Agreement.

1.         Voting Provisions Regarding the Board.

1.1       Shares.

(a)        For purposes of this Agreement, the term “Shares” shall mean and include any securities of the Corporation that the holder of which is entitled to vote for members of the Board, including, without limitation, all shares of common stock of the Corporation, by whatever name called, now owned or subsequently acquired, whether through conversions, exercise of other securities, stock splits, stock dividends, reclassifications, recapitalizations, similar events or otherwise.

(b)        FCI represents, warrants and covenants to the other parties hereto that at all times while this Agreement is in effect that it (i) beneficially owns (as such term is defined in Rule 13d-3 under the Exchange Act) (“Beneficially Owns”) all of the Shares of the Corporation free and clear of all liens (other than restrictions under applicable securities laws and regulations) and (ii) has the sole power to vote or caused to be voted the Shares. Except pursuant hereto and the Contingent Acquisition Agreement of even date herewith among the parties hereto and pursuant to (1) the MLP LPA, (2) the OLP LPA, (3) the Voting Agreement with respect to the Board representation rights of the OLP’s Senior Preferred Unitholders (the “OLP Preferred Voting Agreement”), (4) the Redemption Default Agreement among FCI, the Corporation, and the OLP Senior Preferred Unitholders, and (5) the Bylaws of the Corporation, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which any Person is a party relating to the pledge, acquisition, disposition, transfer or voting of the Shares or any Share Securities (as defined below) and there are no voting trusts or voting agreements with respect to the Shares or any Share Securities. As of the date hereof, FCI represents, warrants and covenants to the other parties hereto that at all times while which this Agreement is in effect that it does not Beneficially Own any Shares or any options, warrants or other rights to acquire any additional Shares or shares of common stock of the Corporation or any security exercisable for or convertible into Shares (“Share Securities”), other than as set forth on Annex A.

1.2  Board Composition. For so long as any Class B Units of MLP shall be and remain outstanding, FCI covenants and agrees to vote, or cause to be voted, all Shares Beneficially Owned, from time to time and at all times, in whatever manner as shall be necessary to ensure that at each annual or special meeting of stockholders at which an election of directors is held or pursuant to any written consent of the stockholders, one (1) person designated by the holders of no less than two-thirds of the then-outstanding Class B Units, said designee to be independent (as set forth in the A&R Bylaws) and to be acceptable to each of MLP and OLP, such acceptance not to be unreasonably withheld (the “Independent Class B-Designated Director”). As of the date hereof, the initial Independent Class B-Designated Director shall be [J. Carney Hawks].2 Following the expiration of the terms of the initial Independent Class B-Designated Director, any subsequent Independent Class B-Designated Directors shall be designated by the affirmative vote of two-thirds of the holders of the then-outstanding Class B Units.

2        To be approved pursuant to the current governance procedures of the Board.

1.3       Failure to Designate a Board Member. In the absence of any designation by the holders of two-thirds of the then-outstanding Class B Units, the Independent Class B-Designated Director previously designated by them and then serving shall be reelected if willing to serve unless such individual has been removed as provided herein, and otherwise such Board seat shall remain vacant until otherwise filled by subsequent designation by the holders of two-thirds of the then-outstanding Class B Units.

1.4  Removal of Board Members; Vacancy.  No Independent Class B-Designated Director may be removed from office other than for cause unless such removal is directed or approved by the holders of a majority of the then-outstanding Class B Units or there are then no Class B Units of MLP outstanding.  For purposes of this Section 1.4, “cause” shall mean any of: (i) conviction for an offense constituting a felony involving moral turpitude; (ii) any failure of the director to maintain his or her independence (as set forth in the A&R Bylaws); and (iii) commission of any act involving fraud or a breach of the fiduciary duty of loyalty to the Corporation or the MLP or that materially damages the reputation and business profile of the Corporation and/or the MLP.  Any vacancy in the seat of the Independent Class B-Designated Director (regardless of the reason for such vacancy) shall be filled by the affirmative vote of two-thirds of the Class B Units, and the Corporation and FCI shall take all necessary action to cause such replacement director (if satisfying the independence and acceptability requirements set forth above in Section 1.2) to be appointed to the board as promptly as practicable (and in any event prior to the next board or committee action taken).

1.5  Indemnification Agreement. The Corporation shall at all times provide the Independent Class B-Designated Director (in his or her capacity as a member of the Board) with the same rights to indemnification, exculpation and director and officer insurance that is provides to the other members of the Board.  The Corporation acknowledges and agrees that any such indemnification obligations to indemnify or advance expenses to such Independent Class B-Designated Director in his or her capacity as such, for the matters covered by such indemnification obligations, shall be the primary source of indemnification and advancement of such Independent Class B-Designated Director in connection therewith, and any other rights of such person to indemnification or advancement of expenses shall be secondary to the Corporation's obligation.  If there are unpaid indemnification or advancement amounts with respect to such Independent Class B-Designated Director under this Agreement (or any other indemnification obligations of the Corporation to such Independent Class B-Designated Director), and any other person makes any payment to such Independent Class B-Designated Director in respect of indemnification or advancement of expenses on account thereof, such person shall be subrogated to the rights of such Independent Class B-Designated Director under this Agreement. The Corporation will enter into an Indemnification Agreement substantially in the form attached hereto and incorporated herein as Annex B with each Independent Class B-Designated Director.

2.         Remedies.

2.1       Covenants of the Corporation. The Corporation agrees to ensure that the rights granted under this Agreement are effective and that the parties enjoy the benefits of this Agreement. Such actions include, without limitation, the use of the Corporation’s best efforts to cause the nomination and election of the Independent Class B-Designated Director as provided in this Agreement.

2.2       Specific Enforcement. Each party acknowledges and agrees that each party hereto will be irreparably damaged in the event any of the provisions of this Agreement are not performed by the parties in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that each of the Corporation, FCI and the holders of two-thirds of the then-outstanding Class B Units shall be entitled to an injunction to prevent breaches of this Agreement, and to specific enforcement of this Agreement and its terms and provisions in any action instituted in any court of the United States or any state having subject matter jurisdiction, in each case without the posting of any bond.

2.3       Remedies Cumulative. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

3.         “Bad Actor” Matters.

3.1       Definitions. For purposes of this Agreement:

(a)        “Corporation Covered Person” means, with respect to the Corporation as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any Person listed in the first paragraph of Rule 506(d)(1).

(b)        “Disqualified Designee” means any director designee to whom any Disqualification Event is applicable, except for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable.

(c)        “Disqualification Event” means a “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) promulgated under the Securities Act.

(d)        “Rule 506(d) Related Party” means, with respect to any person, any other person that is a beneficial owner of such first person’s securities for purposes of Rule 506(d) under the Securities Act.

3.2       Representations.

(a)        The Holders hereby represent that (i) the Holders have exercised reasonable care to determine whether any Disqualification Event is applicable to the Holders, any director designee designated by the Holders pursuant to this Agreement or any of such Person’s Rule 506(d) Related Parties, except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable and (ii) no Disqualification Event is applicable to the Holders, any Board member designated by the Holders pursuant to this Agreement or any of the Holders’ Rule 506(d) Related Parties, except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable.

(b)        The Corporation hereby represents and warrants to the Holders that no Disqualification Event is applicable to the Corporation or, to the Corporation’s knowledge, any

Corporation Covered Person, except for a Disqualification Event as to which Rule 506(d)(2)(ii)-(iv) or (d)(3) is applicable.

3.3       Covenants.  The Holders agree (i) not to designate or participate in the designation of any director designee who, to the Holders’ knowledge, is a Disqualified Designee, (ii) to exercise reasonable care to determine whether any director designee designated by the Holders is a Disqualified Designee, (iii) that in the event the Holders become aware that any individual previously designated by the Holders is or has become a Disqualified Designee, the Holders shall as promptly as practicable take such actions as are necessary to remove such Disqualified Designee from the Board and designate a replacement designee who is not a Disqualified Designee, and (iv) to notify the Corporation promptly in writing in the event a Disqualification Event becomes applicable to the Holders or any of their Rule 506(d) Related Parties, or, to the Holders’ knowledge, to the Holders’ initial designee, except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable.

4.         Term.  This Agreement shall be effective as of the date hereof and shall continue in effect until and shall terminate when there shall be no Class B Units outstanding.

5.         Miscellaneous.

5.1       Transfers. No Shares or Share Securities may be transferred or assigned by FCI while this Agreement is in effect. Notwithstanding anything to the contrary herein, FCI agrees that during the term of this Agreement it will not deposit any Shares or Share Securities in a voting trust, grant any proxies with respect to the Shares or any Share Securities or subject any of the Shares or any Share Securities to any arrangement with respect to the voting of the Shares or any Share Securities, in each case except as contemplated in this Agreement. FCI hereby revokes any and all previous proxies and attorneys in fact with respect to the Shares (and, for the avoidance of doubt, any Share Securities). Any transfer or assignment in violation of this Section 5.1 shall be null and void ab initio.

5.2  Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. Notwithstanding anything herein to the contrary, this Agreement may not be assigned by the Corporation or FCI without the written consent of a majority in interest of the Class B Holders. Any Class B Holders that transfer any of their Class B Units in accordance with the MLP ALP shall also automatically be deemed to concurrently assign their rights under this Agreement to such permitted transferee, and such assignment shall not require the consent of any party hereto.

5.3       Governing Law. This Agreement shall be governed by the internal law of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

5.4       Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

5.5       Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

5.6       Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing (email being sufficient) and shall be deemed effectively given upon the earlier of actual receipt or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on Schedule A.

5.7       Consent Required to Amend, Modify, Terminate or Waive. This Agreement may be amended, modified or terminated (other than pursuant to Section 4) and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by FCI and the Corporation and with the consent of holders of no less than two-thirds of the then-outstanding Class B Units.

5.8       Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default previously or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

5.9       Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

5.10     Entire Agreement. This Agreement (which specifically includes the Recitals, which are hereby incorporated into the body of this Agreement) constitutes the entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

5.11     Share Certificate Legend. Each certificate, instrument, or book entry representing any Shares or Share Securities issued after the date hereof shall be notated by the Corporation with a legend reading substantially as follows:

“THE SHARES REPRESENTED HEREBY ARE SUBJECT TO A VOTING AGREEMENT, AS MAY BE AMENDED FROM TIME TO TIME (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE CORPORATION), AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF THAT VOTING AGREEMENT, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER AND OWNERSHIP SET FORTH THEREIN.”

The Corporation, by its execution of this Agreement, agrees that it will cause the certificates, instruments, or book entry evidencing the Shares or Share Securities issued after the date hereof to be notated with the legend required by this Section 5.11 of this Agreement, and it shall supply, free of charge, a copy of this Agreement to any holder of such Shares or Share Securities upon written request from such holder to the Corporation at its principal office. The parties to this Agreement do hereby agree that the failure to cause the certificates, instruments, or book entry evidencing the Shares or Share Securities to be notated with the legend required by this Section 5.11 herein and/or the failure of the Corporation to supply, free of charge, a copy of this Agreement as provided hereunder shall not affect the validity or enforcement of this Agreement.

5.12     Stock Splits, Dividends, Recapitalizations and Mergers. In the event of any issuance of Shares or Share Securities hereafter (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, merger or the like), such Shares or Share Securities shall become subject to this Agreement and shall be notated with the legend set forth in Section 5.11.  FCI and the Corporation will not through any recapitalization, reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by FCI or the Corporation herein.

5.13     Manner of Voting. The voting of Shares pursuant to this Agreement may be effected in person, by proxy, by written consent or in any other manner permitted by applicable law. For the avoidance of doubt, voting of the Shares pursuant to the Agreement need not make explicit reference to the terms of this Agreement.

5.14     Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to carry out the intent of the parties hereunder.

5.15     Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of Delaware or the United States District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

5.16     Costs of Enforcement. If any party to this Agreement seeks to enforce its rights under this Agreement by legal proceedings, the non-prevailing party shall pay all costs and expenses incurred by the prevailing party, including, without limitation, all reasonable attorneys’ fees.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date first written above.

FERRELL COMPANIES, INC.

By:	/s/ Brian W. Herrmann
Name:	Brian W. Herrmann
Title:	Interim Chief Financial Officer

FERRELLGAS, INC.

By:	/s/ Brian W. Herrmann
Name:	Brian W. Herrmann
Title:	Interim Chief Financial Officer

SCHEDULE A

ANNEX A

A&R Bylaws

ANNEX B

Form of Indemnification Agreement